ARTICLES OF RESTATEMENT OF CERTIFICATE AND ARTICLES OF INCORPORATION OF DELMARVA POWER & LIGHT COMPANY
1.	The name of the Corporation is DELMARVA POWER & LIGHT COMPANY.
2.	The Certificate and Articles of Incorporation of the Corporation as restated and attached hereto as Exhibit A.
3.

The Restated Certificate and Articles of Incorporation of the Corporation, which both restates and further amends the provisions of the Corporation's Certificate and Articles of Incorporation, as amended, was duly adopted in accordance with the provisions of Sections 13.10707 and 13.1-711 of the Virginia Stock Corporation Act.

4.

The Restated Certificate and Articles of Incorporation contains amendments that require shareholder approval and have been approved by unanimous consent of the shareholders of the Corporation in accordance with Section 13.1-657 of the Virginia Stock Corporation Act.

5.	The certificate of restatement shall become effective at 4 o'clock p.m. on August 8, 2002.
Dated: August 8, 2002	DELMARVA POWER & LIGHT COMPANY, a corporation Incorporated under the laws of Virginia And Delaware By: /s/ Thomas S. Shaw Name: Thomas S. Shaw Title: Chief Executive Officer